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                                   EXHIBIT 5.1

                                September 7, 2001



Physiometrix, Inc.
Five Billerica Park
101 Billerica Avenue
North Billerica, Massachusetts 01862

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 7, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,600,000 shares of your Common Stock, par value $0.001 per share (the "Shares"), (i) 67,500 shares of which are issuable upon exercise of currently outstanding options under the 2000 Supplemental Stock Plan, (ii) 32,500 shares of which are available for issuance under the 2000 Supplemental Stock Plan, and (iii) 1,500,000 shares of which are available for issuance under the 2001 Stock Option Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation